EXHIBIT 1A-11A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 14, 2020, on the financial statements of Worksport, LTD (formerly known as Franchise Holdings International, Inc.) as of December 31, 2019 and for the year then ended included herein on the Regulation A Offering Circular of Worksport, LTD on Form 1-A/A and to the reference to our firm under the heading “Experts”.

/s/ Haynie & Company

Salt Lake City, Utah
October 28, 2020